Exhibit (j)(3)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the caption “Financial Highlights” in the Prospectus and the cover page and “Financial Statements” caption in the Statement of Additional Information, and to the incorporation by reference of our reports dated January 19, 2012 for the Core Bond Fund, U.S. Treasury Index Fund, and Short Bond Fund, three of the portfolios constituting the Northern Funds (formerly the Core Bond Portfolio, U.S. Treasury Index Portfolio, and Short Bond Portfolio of the Northern Institutional Funds) in the Registration Statement (Form N-1A) of Northern Funds filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 95 to the Registration Statement under the Securities Act of 1933 (Registration No. 33-73404).

/s/ ERNST & YOUNG LLP

Chicago, Illinois

March 19, 2013